FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-158385 Dated September 20, 2010

HSBC USA Inc. Return Optimization Securities with Contingent Protection
Linked to a Global Fund Basket due January 30, 2015
Investment Description

These HSBC USA Inc. Return Optimization Securities with Contingent Protection linked to a Global Fund Basket are senior unsecured debt securities issued by HSBC USA Inc, (“HSBC”) which we refer to as the “Securities.”  The Securities are designed to provide enhanced exposure to the potential positive performance of a weighted Basket of exchange traded funds (weighted as described herein), which we refer to as the “Basket”, up to the Maximum Gain of between 56.00% and 66.00% (to be determined on the trade date).  The Basket consists of the SPDR Trust Series 1 (“SPY”), the iShares® MSCI EAFE Index Fund (“EFA”) and the iShares® MSCI Emerging Markets Index Fund (“EEM”), each of which we refer to as an “index fund”, and together, the “index funds.” The amount you receive at maturity is based on the performance of the index funds in the aggregate and on whether the Basket Ending Level is below the specified Trigger Level, which is 70% of the Basket Starting Level, on the final valuation date. If the Basket Return is greater than zero, at maturity you will receive the Principal Amount plus a return equal to the Basket Return multiplied by the Multiplier of 2.5, up to the Maximum Gain of between 56.00% and 66.00% (to be determined on the trade date). If the Basket Return is equal to or less than zero and the Basket Ending Level is at or above the Trigger Level, at maturity you will receive the Principal Amount.  If the Basket Ending Level is below the Trigger Level, you will receive the Principal Amount reduced by 1% for every 1% by which the Basket Ending Level is less than the Basket Starting Level. You will not receive interest or dividend payments during the term of the Securities. Investing in the Securities involves significant risks. You will lose some or all of your Principal Amount if the Basket Ending Level is below the Trigger Level. The contingent protection feature applies only if you hold the Securities to maturity. Any payment on the Securities, including any contingent protection feature, is subject to the creditworthiness of HSBC.

Features
❑ Core Investment Opportunity: At maturity, the Securities enhance any positive returns of the Basket up to the Maximum Gain while providing a contingent initial cushion from negative Basket Returns. In moderate-return environments, this strategy provides the opportunity to outperform investments  that track the performance of the Basket.

❑ Contingent Protection Feature: If you hold the Securities to maturity and the Basket does not close below the Trigger Level on the final valuation date, you will receive at least 100% of your principal, subject to the creditworthiness of HSBC. If the Basket Ending Level is below the Trigger Level on the final valuation date, your investment will be fully exposed to any negative Basket Returns and you may lose some or all of your initial investment.

Key Dates[1]
Trade Date	October 27, 2010
Settlement Date	October 29, 2010
Final Valuation Date[2]	January 26, 2015
Maturity Date[2]	January 30, 2015

[1] Expected.  In the event any change is made to the expected trade date and settlement date, the final valuation date and maturity date will be changed so that the stated term of the Securities remains the same.
[2] Subject to postponement in the event of a market disruption event or certain other circumstances as described in the accompanying underlying supplement no. 2, dated January 11, 2010.

Security Offerings

HSBC USA Inc. is offering Return Optimization Securities with Contingent Protection linked to a Global Fund Basket. The return of the Securities is subject to, and will in no event exceed, the predetermined Maximum Gain of between 56.00% and 66.00% (to be determined on the trade date) and, accordingly, any return at maturity will not exceed the specified Maximum Gain.  The Securities are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof.

See “Additional Information about HSBC USA Inc. and the Securities” on page 2 of this free writing prospectus. The Securities offered will have the terms specified in the accompanying prospectus dated April 2, 2009, the accompanying prospectus supplement dated April 9, 2009, the accompanying underlying supplement no. 2, dated January 11, 2010 and the terms set forth herein.  See “Key Risks” on page 8 of this free writing prospectus and the more detailed “Risk Factors” beginning on page US2-1 of the accompanying underlying supplement no. 2 and beginning on page S-3 of the accompanying prospectus supplement for risks related to the Securities.

Neither the U.S.  Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this document, the accompanying underlying supplement no. 2, prospectus or prospectus supplement. Any representation to the contrary is a criminal offense. The Securities are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction and involve investment risks including possible loss of the Principal Amount invested due to the credit risk of HSBC.

The Securities will not be listed on any U.S. securities exchange or quotation system. HSBC Securities (USA) Inc., an affiliate of ours, will purchase the Securities from HSBC for distribution to UBS Financial Services Inc., acting as agent.  See “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this free writing prospectus for a description of the distribution arrangement.

	Price to Public	Underwriting Discount	Proceeds to Issuer
Per Security	$10.00	$0.3125	$9.6875
Total

UBS Financial Services Inc.	HSBC USA Inc.

Additional Information about HSBC USA Inc. and the Securities

This free writing prospectus relates to the offering of Securities linked to the Basket identified on the cover page.  The Basket described in this free writing prospectus is a reference asset as defined in the underlying supplement no. 2 and the prospectus supplement, and the Securities being offered hereby are “notes” for purposes of the underlying supplement no. 2 and the prospectus supplement. As a purchaser of a Security, you will acquire an investment instrument linked to the Basket.  Although the Security offering relates to the Basket identified on the cover page, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to the Basket, any index fund or index underlying any index fund (each an “Underlying Index” and together the “underlying indices”), or any stocks comprising an Underlying Index, or as to the suitability of an investment in the Securities.  Your investment is linked to a Basket that consists of the index funds and is not linked to any Underlying Index.

You should read this document together with the underlying supplement no. 2 dated January 11, 2010, the prospectus dated April 2, 2009 and the prospectus supplement dated April 9, 2009.  If the terms of the Securities offered hereby are inconsistent with those described in the accompanying underlying supplement no. 2, prospectus supplement or prospectus, the terms described in this free writing prospectus shall control.  You should carefully consider, among other things, the matters set forth in “Key Risks” on page 8 of this free writing prospectus and in “Risk Factors” beginning on page US2-1 of the underlying supplement no. 2 and beginning on page S-3 of the prospectus supplement, as the Securities involve risks not associated with conventional debt securities.  You are urged to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities.

HSBC USA Inc. has filed a registration statement (including underlying supplement no. 2, a prospectus and prospectus supplement) with the SEC for the offering to which this free writing prospectus relates.  Before you invest, you should read the underlying supplement no. 2, the prospectus and prospectus supplement in that registration statement and other documents HSBC USA Inc. has filed with the SEC for more complete information about HSBC USA Inc. and this offering.  You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov.  Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the underlying supplement no. 2, the prospectus and prospectus supplement if you request them by calling toll-free 1-866-811-8049.

You may access these documents on the SEC’s web site at www.sec.gov as follows:

♦    Underlying supplement No. 2 dated January 11, 2010:
http://www.sec.gov/Archives/edgar/data/83246/000114420410001371/v171070_424b2.htm

♦    Prospectus supplement dated April 9, 2009:
http://www.sec.gov/Archives/edgar/data/83246/000114420409019785/v145824_424b2.htm

♦    Prospectus dated April 2, 2009:
http://www.sec.gov/Archives/edgar/data/83246/000104746909003736/a2192100zs-3asr.htm

As used herein, references to the “issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc. References to the “underlying supplement no. 2” mean the underlying supplement no. 2 dated January 11, 2010, references to “prospectus supplement” mean the prospectus supplement dated April 9, 2009 and references to “accompanying prospectus” mean the HSBC USA Inc. prospectus, dated April 2, 2009.

Investor Suitability
The Securities may be suitable for you if:
♦    You seek an investment with an enhanced return linked to the potential positive performance of the Basket and you believe the level of the Basket will increase moderately over the term of the Securities – meaning that such an increase is unlikely to exceed the Maximum Gain indicated herein at maturity (you will not benefit from any increase in the level of the Basket that, when multiplied by the Multiplier of 2.5, exceeds the Maximum Gain).  The actual Maximum Gain will be determined on the trade date.
♦    You seek an investment whose return is linked to a weighted Basket of exchange traded funds tracking the performance of specific indices that represent companies in a variety of global jurisdictions.
♦    You are willing to make an investment the potential return of which is subject to a cap equal to the Maximum Gain indicated herein.
♦    You are willing to hold the Securities to maturity, a term of 4 years and 3 months.
♦    You are willing to expose your principal to the full downside performance of the Basket if the Basket Ending Level is below the Trigger Level on the final valuation date.
♦    You are willing to forgo dividends or other distributions paid on shares of the index funds in exchange for (i) enhanced returns subject to the Maximum Gain if the Basket appreciates and (ii) contingent protection if the Basket depreciates but is not below the Trigger Level on the final valuation date.
♦    You do not seek current income from this investment.
♦    You do not seek an investment for which there is an active secondary market.
♦    You are comfortable with the creditworthiness of HSBC, as issuer of the Securities.

The Securities may not be suitable for you if:
♦    You believe the increase in the level of the Basket will be more than moderate over the term of the Securities – meaning that such an increase is likely to exceed the Maximum Gain indicated herein at maturity.
♦    You believe the level of the Basket will decrease over the term of the Securities or that any increase in the level of the Basket will not be sufficient to provide you with your desired return.
♦    You do not seek an investment whose return is linked to a weighted Basket containing exchange traded funds tracking the performance of specific indices that represent companies in a variety of global jurisdictions.
♦    You are not willing to make an investment that is conditionally exposed to the full downside performance of the Basket.
♦    You are unable or unwilling to hold the Securities to maturity.
♦    You seek an investment that is 100% principal protected.
♦    You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.
♦    You prefer to receive dividends or other distributions paid on shares of the index funds.
♦    You seek current income from this investment.
♦    You seek an investment for which there will be an active secondary market.
♦    You are not willing or are unable to assume the credit risk associated with HSBC, as issuer of the Securities.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Key Risks” on page 8 and “Risk Factors” on page US2-1 of the underlying supplement no. 2 and on page S-3 of the prospectus supplement.

Indicative Terms
Issuer	HSBC USA Inc. (A1/AA-/AA)[1]
Principal Amount	$10 per Security
Term	4 years and 3 months
Basket
The Securities are linked to a weighted Basket consisting of the SPDR Trust Series 1 (“SPY”), the iShares® MSCI EAFE Index Fund (“EFA”) and the iShares® MSCI Emerging Markets Index Fund (“EEM”), each of which we refer to as an “index fund,” and together, as the “index funds.”

Underlying Index	Each index fund seeks to replicate the performance of its respective Underlying Index. Your investment is linked to a Basket that consists of the index funds and is not linked to any Underlying Index.
Basket Weightings	With respect to the SPY, 30.00%; with respect to the EFA, 30.00%; and with respect to the EEM, 40.00%.
Payment at Maturity (per $10 Security)[2]
You will receive a cash Payment at Maturity linked to the performance of the Basket during the term of the Securities.
If the Basket Return is greater than zero, you will receive the sum of (a) the Principal Amount plus (b) the product of (i) the Principal Amount multiplied by (ii) the Basket Return multiplied by the Multiplier, up to the Maximum Gain, calculated as follows, the lesser of:
(A) $10 + [$10 × the Basket Return × the Multiplier] and
(B) $10 + [$10 × the Maximum Gain].
If the Basket Return is equal to or less than zero and the Basket Ending Level is at or above the Trigger Level , you will receive the Principal Amount of:
$10.
If the Basket Ending Level is below the Trigger Level, you will receive the sum of (a) the Principal Amount plus (b) the product of (i) the Principal Amount multiplied by (ii) the Basket Return:
$10 + [$10 × Basket Return].
In this case the contingent protection is lost, and you will lose some or all of your Principal Amount.

Trigger Level	70.00, which is 70% of the Basket Starting Level.
Multiplier	2.5
Maximum Gain	Between 56.00% and 66.00%. The actual Maximum Gain will be determined on the trade date.
Basket Return	Basket Ending Level – Basket Starting Level
Basket Starting Level
Basket Starting Level	Set equal to 100 on the trade date.
Basket Ending Level
On the final valuation date, the Basket Ending Level will be calculated as follows:
100 × [1 + (SPY return × 30.00%) + (EFA return × 30.00%) + (EEM return × 40.00%)]
Each of the returns set forth in the formula above refers to the final return for the relevant index fund, which reflects the performance of the relevant index fund, expressed as a percentage, from the Initial Value of that index fund on the trade date to the Final Value of that index fund on the final valuation date.

Determining Payment at Maturity

For each $10 invested, you will receive an amount equal to the sum of (a) the Principal Amount plus (b) the product of (i) the Principal Amount multiplied by (ii) the Basket Return.  Accordingly, for each $10 invested, your Payment at Maturity will be calculated as follows:

$10 + [$10 × Basket Return]

The principal protection on your Securities is contingent. If the Basket Ending Level is below the Trigger Level on the final valuation date, the contingent protection is lost and your Principal Amount will be fully exposed to any decline in the Basket. As a result, you will lose some or all of your Principal Amount at maturity.

1 HSBC USA Inc. is rated A1 by Moody’s, AA- by Standard & Poor’s and AA by Fitch Ratings.  A credit rating reflects the creditworthiness of HSBC USA Inc. and is not a recommendation to buy, sell or hold Securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization.  The Securities themselves have not been independently rated.  Each rating should be evaluated independently of any other rating. However, because the return on the Securities is dependent upon factors in addition to HSBC’s ability to pay its obligations under the Securities, such as the Basket Ending Level, an improvement in HSBC’s credit ratings, financial condition or results of operations is not expected to have a positive effect on the trading value of the Securities.
2 Payment at Maturity and any principal protection is provided by HSBC USA Inc., and therefore, is dependent on the ability of HSBC USA Inc. to satisfy its obligations when come due.

Initial Value	With respect to each index fund, the Official Closing Price (as defined below) of the respective index fund as determined by the Calculation Agent on the trade date.
Final Value
With respect to each index fund, the Official Closing Price (as defined below) of the respective index fund on the final valuation date, adjusted by the Calculation Agent as described under “Antidilution and Reorganization Adjustments” in the accompanying underlying supplement no. 2.

Official Closing Price
With respect to each index fund, the Official Closing Price on any scheduled trading day will be the closing price of one share of such index fund as determined by the Calculation Agent and based upon the value displayed on Bloomberg Professional® service page “SPY UP <EQUITY>” with respect to SPY, page “EFA UP <EQUITY>” with respect to EFA and page ”EEM UP <EQUITY>” with respect to EEM, or, with respect to each index fund, as displayed on any successor page on Bloomberg Professional® service or any successor service, as applicable.

CUSIP / ISIN	40432R575 / US40432R5752
Calculation Agent	HSBC USA Inc., or one of its affiliates.
Trustee
Notwithstanding anything contained in the accompanying prospectus supplement to the contrary, the Securities will be issued under the senior indenture dated March 31, 2009, between HSBC USA Inc., as Issuer, and Wells Fargo Bank, National Association, as trustee.  Such indenture has substantially the same terms as the indenture described in the accompanying prospectus supplement.

Paying Agent
HSBC Bank USA, N.A. will act as paying agent with respect to the Securities pursuant to a Paying Agent and Securities Registrar Agreement dated June 1, 2009, between HSBC USA Inc. and HSBC Bank USA, N.A.

What are the tax consequences of the Securities?

You should carefully consider, among other things, the matters set forth in the section “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement. The following discussion summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of each of the Securities.  This summary supplements the section “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement and supersedes it to the extent inconsistent therewith.  This summary does not address the tax consequences that may be relevant to persons that own in the aggregate, directly or indirectly (including by reason of investing in the Securities), more than 5% of any index fund or any entity owned by the index funds.  Notwithstanding any disclosure in the accompanying prospectus supplement to the contrary, HSBC’s special U.S. tax counsel in this transaction is Sidley Austin llp.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Securities.  Under one reasonable approach, the Securities should be treated as pre-paid forward or other executory contracts with respect to the Basket.  HSBC intends to treat the Securities consistent with this approach, and pursuant to the terms of the Securities, you agree to treat the Securities under this approach for all U.S. federal income tax purposes.  Subject to certain limitations described in the prospectus supplement, and based on certain factual representations received from HSBC, in the opinion of HSBC’s special U.S. tax counsel, Sidley Austin llp, it is reasonable to treat the Securities in accordance with this approach. Pursuant to this approach, and subject to the discussion below regarding “constructive ownership transactions”, HSBC does not intend to report any income or gain with respect to the Securities prior to their maturity or an earlier sale or exchange and HSBC intends to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided that you have held the Security for more than one year at such time for U.S. federal income tax purposes.  See “Certain U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as Forward Contracts or Executory Contracts” in the prospectus supplement for certain U.S. federal income tax considerations applicable to securities that are treated as pre-paid cash-settled forward or other executory contracts.

Despite the foregoing, U.S. holders (as defined under “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement) should be aware that the Internal Revenue Code of 1986, as amended (the “Code”) contains a provision, Section 1260 of the Code, which sets forth rules which are applicable to what it refers to as “constructive ownership transactions.” Due to the manner in which it is drafted, the precise applicability of Section 1260 of the Code to any particular transaction is often uncertain.  In general, a “constructive ownership transaction” includes a contract under which an investor will receive payment equal to or credit for the future value of any equity interest in a regulated investment company (such as shares of the index funds). Under the “constructive ownership” rules, if an investment in the Securities is treated as a “constructive ownership transaction,” any long-term capital gain recognized by a U.S. holder in respect of a Security will be recharacterized as ordinary income to the extent such gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Code) of the U.S. holder (the “Excess Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. holder in taxable years prior to the taxable year of the sale, exchange or maturity of the Security (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, exchange or maturity of the Security).

Although the matter is not clear, there exists a risk that an investment in the Securities will be treated as a “constructive ownership transaction.” If such treatment applies, it is not entirely clear to what extent any long-term capital gain recognized by a U.S. holder in respect of a Security will be recharacterized as ordinary income. Accordingly, U.S. holders should consult their tax advisors regarding the potential application of the “constructive ownership” rules.

HSBC will not attempt to ascertain whether the issuer of any stock owned by one or more of the index funds would be treated as a passive foreign investment company (“PFIC”), or U.S. real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes.  In the event that the issuer of any stock owned by one or more of the index funds were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the issuers of stock owned by the index funds and consult your tax advisor regarding the possible consequences to you in the event that one or more issuers of stock owned by one or more of the index funds is or becomes a PFIC or USRPHC.

Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Securities, other characterizations and treatments are possible and the timing and character of income in respect of the Securities might differ from the treatment described above.  For example, the Securities could be treated as debt instruments that are “contingent payment debt instruments” for U.S. federal income tax purposes, subject to the treatment described under the heading “Certain U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Treatment of Notes as Indebtedness for U.S. Federal Income Tax Purposes — Contingent Payment Debt Instruments” in the prospectus supplement.

In Notice 2008-2, the Internal Revenue Service (“IRS”) and the Treasury Department requested comments as to whether the purchaser of an exchange traded note or prepaid forward contract (which may include the Securities) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual.  Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder of a Security is required to accrue income in respect of the Securities prior to the receipt of payments with respect to the Securities or their earlier sale.  Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of the Securities as ordinary income (including gain on a sale).  Finally, it is possible that a non-U.S. holder (as defined under “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement) of the Securities could be subject to U.S. withholding tax in respect of the Securities.  It is unclear whether any regulations or other guidance would apply to the Securities (possibly on a retroactive basis).  Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the Securities.

Recently enacted legislation will impose an additional 3.8% tax on the net investment income (which includes gains from a disposition of a Security) of certain individuals, trust and estates, for taxable years beginning after December 31, 2012.  Prospective investors in the Securities should consult their tax advisors regarding the possible applicability of this tax to an investment in the Securities.

PROSPECTIVE PURCHASERS OF SECURITIES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF SECURITIES.

Scenario Analysis and Examples at Maturity

The below scenario analysis and examples are hypothetical and provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the Basket Ending Level relative to the Basket Starting Level. The Basket Ending Level on the final valuation date cannot be predicted. You should not take the scenario analysis and these examples as an indication or assurance of the expected performance of the Basket.  The numbers appearing in the examples below have been rounded for ease of analysis.  The following scenario analysis and examples illustrate the Payment at Maturity for a $10.00 Security on a hypothetical offering of the Securities, with the following assumptions*:
Investment term:	4 years and 3 months
Basket Starting Level:	100.00
Trigger Level:	70.00 (70.00% of the Basket Starting Level)
Multiplier:	2.5
Hypothetical Maximum Gain:	61.00% (the midpoint of the expected range of between 56.00% and 66.00%)

*The actual Maximum Gain for the Securities will be determined on the trade date.

Example 1— The level of the Basket increases from a Basket Starting Level of 100.00 to a Basket Ending Level of 110.00. The Basket Return is greater than zero and expressed as a formula:

Basket Return = (110.00 -100.00)/ 100.00 = 10.00%

Because the Basket Return is greater than zero, the Payment at Maturity for each $10 Principal Amount of Securities is calculated as follows, the lesser of:

(A) $10.00 + [$10.00 × Basket Return × the Multiplier], and

(B) $10.00 + [$10.00 × the Maximum Gain]

= the lesser of (A) $10.00 + [$10.00 × 10.00% × 2.5] and (B) $10.00 + [$10.00 × 61.00%]

= the lesser of (A) $10.00 + [$10.00 × 25.00% ] and (B) $10.00 + [$10.00 × 61.00%]

=$10.00 + [$10.00 × 25.00%]

=$10.00 + $2.50

=$12.50

Example 2— The level of the Basket increases from a Basket Starting Level of 100.00 to a Basket Ending Level of 130.00. The Basket Return is greater than zero and expressed as a formula:

Basket Return = (130.00 -100.00)/ 100.00 = 30.00%

Because the Basket Return is greater than zero, the Payment at Maturity for each $10 Principal Amount of Securities is calculated as follows, the lesser of:

(A) $10.00 + [$10.00 × Basket Return × the Multiplier], and

(B) $10.00 + [$10.00 × the Maximum Gain]

= the lesser of (A) $10.00 + [$10.00 × 30.00% × 2.5] and (B) $10.00 + [$10.00 × 61.00%]

= the lesser of (A) $10.00 + [$10.00 × 75.00% ] and (B) $10.00 + [$10.00 × 61.00%]

   =$10.00 + [$10.00 × 61.00%]

   =$10.00 + $6.10

   =$16.10

Example 3— The level of the Basket decreases from a Basket Starting Level of 100.00 to a Basket Ending Level of 80.00. The Basket Return is negative and expressed as the formula:

Basket Return = (80.00 -100.00)/100.00 = -20.00%

Because the Basket Return is less than zero, and the Basket Ending Level is above the Trigger Level, the Payment at Maturity for each $10 Principal Amount of Securities is equal to the Principal Amount of $10.00.

Example 4— The level of the Basket decreases from a Basket Starting Level of 100.00 to a Basket Ending Level of 40.00. The Basket Return is less than zero and is expressed as a formula:

Basket Return = (40.00 -100.00)/100.00 = -60.00%

Because the Basket Ending Level is below the Trigger Level, the investor loses the contingent principal protection and is fully exposed to any decline in the Basket Ending Level relative to the Basket Starting Level. The Payment at Maturity for each $10 Principal Amount of Securities is calculated as follows:

 $10.00 + [$10.00 × Basket Return]

=$10.00 + [$10.00 × -60.00%]

=$10.00 + [-$6.00]

=$4.00

If the Basket Ending Level is below the Trigger Level on the final valuation date, investors are fully exposed to any decline of the Basket and will lose some or all of their principal at maturity.

Scenario Analysis – hypothetical Payment at Maturity for each $10.00 Principal Amount of Securities

Hypothetical Basket Ending Level	Hypothetical Basket Return	Multiplier	Hypothetical Return on Securities	Hypothetical Payment at Maturity
200.00	100.00%	2.5	61.00%	$16.10
190.00	90.00%	2.5	61.00%	$16.10
180.00	80.00%	2.5	61.00%	$16.10
170.00	70.00%	2.5	61.00%	$16.10
160.00	60.00%	2.5	61.00%	$16.10
150.00	50.00%	2.5	61.00%	$16.10
140.00	40.00%	2.5	61.00%	$16.10
130.00	30.00%	2.5	61.00%	$16.10
124.40	24.40%	2.5	61.00%	$16.10
120.00	20.00%	2.5	50.00%	$15.00
110.00	10.00%	2.5	25.00%	$12.50
105.00	5.00%	2.5	12.50%	$11.25
100.00	0.00%	N/A	0.00%	$10.00
95.00	-5.00%	N/A	0.00%	$10.00
90.00	-10.00%	N/A	0.00%	$10.00
80.00	-20.00%	N/A	0.00%	$10.00
70.00	-30.00%	N/A	0.00%	$10.00
60.00	-40.00%	N/A	-40.00%	$6.00
50.00	-50.00%	N/A	-50.00%	$5.00
40.00	-60.00%	N/A	-60.00%	$4.00
30.00	-70.00%	N/A	-70.00%	$3.00
20.00	-80.00%	N/A	-80.00%	$2.00
10.00	-90.00%	N/A	-90.00%	$1.00
0.00	-100.00%	N/A	-100.00%	$0.00

Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to the Securities are summarized here, but you are urged to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the accompanying underlying supplement no. 2 and the accompanying prospectus supplement. You are also urged to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities.

♦
Contingent Protection Applies Only in Limited Circumstances and You May Lose Up to 100% of Your Initial Investment – Your Principal Amount will be protected only if the Basket Ending Level is at or above the Trigger Level on the final valuation date.  The Securities differ from ordinary debt securities in that HSBC will not pay you 100% of the Principal Amount of your Securities if the Basket Ending Level is below the Trigger Level on the final valuation date.  In that event, the contingent protection will be eliminated and, at maturity, you will be fully exposed to any decline in the level of the Basket.  Accordingly, you may lose up to 100% of your Principal Amount.

♦
Certain Built-in Costs are Likely to Adversely Affect the Value of the Securities Prior to Maturity – You should be willing to hold your Securities to maturity.  The Securities are not designed to be short-term trading instruments.  The price at which you will be able to sell your Securities to HSBC, its affiliates or any party in the secondary market prior to maturity, if at all, may be at a substantial discount from the Principal Amount of the Securities, even in cases where the Basket has appreciated since the trade date.

♦
The Securities are Subject to the Credit Risk of the Issuer – The Securities are senior unsecured debt obligations of the issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Securities will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law.  Any payment to be made on the Securities, including any principal protection at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Securities and, in the event HSBC were to default on its obligations, you may not receive the contingent principal protection or any other amounts owed to you under the terms of the Securities.

♦
Maximum Gain – You will not participate in any appreciation in the level of the Basket (as magnified by the Multiplier) beyond the Maximum Gain that will be between 56.00% and 66.00% (to be determined on the trade date). YOU WILL NOT RECEIVE A RETURN ON THE SECURITIES GREATER THAN THE MAXIMUM GAIN.

♦
Contingent Protection Applies Only if You Hold the Securities to Maturity –  You should be willing to hold the Securities to maturity. If you sell your Securities prior to maturity in the secondary market, you may have to sell them at a discount and your initial investment will not be protected.

♦
No Periodic Interest or Dividend Payments or Voting Rights –  Owning the Securities is not the same as owning the index funds or the stocks comprising each index fund’s Underlying Index.  As a holder of the Securities, you will not receive periodic interest payments, and you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of shares of the index funds or stocks held by the index funds would have.

♦
Price Prior to Maturity –  The market price of the Securities will be influenced by many factors including the price of the index funds, price volatilities, dividends, the time remaining to maturity of the Securities, interest rates, geopolitical conditions, economic, political, financial and regulatory or judicial events, and the creditworthiness of HSBC.

♦
Potential HSBC Impact on Price – Trading or transactions by HSBC USA Inc. or any of its affiliates in the stocks held by the index funds or in shares of the index funds, or in futures, options, exchange-traded funds or other derivative products on the stocks held by the index funds or shares of the index funds, may adversely affect the market value of the stocks held by the index funds or shares of the index funds, and, therefore, the market value of the Securities.

♦
Lack of Liquidity – The Securities will not be listed on any securities exchange or quotation system. One of HSBC’s affiliates intends to offer to repurchase the Securities in the secondary market but is not required to do so and may cease any such market making activities at any time and without notice. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which one of HSBC’s affiliates is willing to buy the Securities, which will exclude any fees or commissions you paid when you purchased the Securities.

♦
Potential Conflict of Interest – HSBC or its affiliates may engage in business with the issuers of the stocks comprising an Underlying Index, which may present a conflict between the obligations of HSBC and you, as a holder of the Securities.  The Calculation Agent, which may be HSBC or any of its affiliates, will determine the Payment at Maturity based on the observed Basket Ending Level.  The Calculation Agent can postpone the determination of the Basket Ending Level or the maturity date if a market disruption event occurs and is continuing on the final valuation date.

♦
Potentially Inconsistent Research, Opinions or Recommendations by HSBC, UBS or Their Respective Affiliates – HSBC, UBS Financial Services Inc., or their respective affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities and which may be revised at any time.  Any such research, opinions or recommendations could affect the price of the index funds, the level of the Underlying Indices or the price of the stocks included in the Underlying Indices, and therefore, the market value of the Securities.

♦
An Index Fund and its Underlying Index are Different – The performance of an index fund may not exactly replicate the performance of the respective Underlying Index, because such index fund will reflect transaction costs and fees that are not included in the calculation of the respective Underlying Index.  It is also possible that an index fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the respective Underlying Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in such fund or due to other circumstances. An index fund may use futures contracts, options, swap agreements, currency forwards and repurchase agreements in seeking performance that corresponds to the respective Underlying Index and in managing cash flows. Your investment is linked to the Basket which consists of the index funds.  Any information relating to the relevant Underlying Index is only relevant to understanding the index that the relevant index fund seeks to replicate.

♦
Management Risk – The index funds are not managed according to traditional methods of ‘‘active’’ investment management, which involve the buying and selling of securities based on economic, financial and market analysis and investment judgment. Instead, the index funds, utilizing a ‘‘passive’’ or indexing investment approach, attempt to approximate the investment performance of their respective Underlying Index by investing in a portfolio of securities that generally replicate the respective Underlying Index. Therefore, unless a specific security is removed from the respective Underlying Index, an index fund generally would not sell a security because the security’s issuer was in financial trouble. In addition, an index fund is subject to the risk that the investment strategy of the fund’s investment adviser may not produce the intended results. Your investment is linked to the Basket which consists of the index funds.  Any information relating to the relevant Underlying Index is only relevant to understanding the index that the relevant index fund seeks to replicate.

♦
There is Limited Anti-dilution Protection – The Calculation Agent will adjust the Final Value of an index fund, which will affect the Basket Return and, consequently, the Payment at Maturity, for certain events affecting the shares of such index fund, such as stock splits and corporate actions. The Calculation Agent is not required to make an adjustment for every corporate action which affects the shares of the index funds. If an event occurs that does not require the Calculation Agent to adjust the prices of the shares of the index funds, the market price of the Securities may be materially and adversely affected. See “Antidilution and Reorganization Adjustments” in the accompanying underlying supplement no. 2 for additional information.

♦
Changes in the Value of One or More Index Funds May Offset Each Other – Price movements in the index funds may not correlate with each other.  Even if the value of one of the index funds increases, the value of the other index funds may not increase as much or may even decrease.  Therefore, in calculating the Basket Ending Level, increases in the value of one of the index funds may be moderated, or wholly offset, by lesser increases or declines in the value of the other index funds.

♦
HSBC Cannot Control Actions by the Companies Whose Stocks or Other Equity Securities are Held By the Index Funds – Our affiliate, HSBC Holdings plc, is one of the companies whose stock is held by the EFA and is one of the companies that make up its Underlying Index. HSBC is not affiliated with any of the other companies whose stock is held by the index funds. HSBC will have no ability to control the actions of HSBC Holdings plc or any of such other companies, including its affiliate, including actions that could affect the value of the stocks held by the index funds, or your Securities. None of the money you pay HSBC will go to any of the companies whose stock is held by the index funds, and none of those companies will be involved in the offering of the Securities in any way. Those companies will have no obligation to consider your interests as a holder of the Securities in taking any corporate actions that might affect the value of your Securities.

♦
The Securities are Subject to Risks Associated with Foreign Securities Markets – Because foreign companies or foreign equity securities held by EFA and EEM may be publicly traded in the applicable foreign countries and are denominated in currencies other than U.S. dollars, investments in the Securities involve particular risks.  For example, the foreign securities markets may be more volatile than the U.S. securities markets, and market developments may affect these markets differently from the United States or other securities markets.  Direct or indirect government intervention to stabilize the securities markets outside the United States, as well as cross-shareholdings in certain companies, may affect trading prices and trading volumes in those markets.  Also, the public availability of information concerning the foreign issuers may vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators.  In addition, the foreign issuers may be subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to United States reporting companies.

Securities prices generally are subject to political, economic, financial and social factors that apply to the markets in which they trade and, to a lesser extent, foreign markets.  Securities prices outside the United States are subject to political, economic, financial and social factors that apply in foreign countries.  These factors, which could negatively affect foreign securities markets, include the possibility of changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies.  Moreover, foreign economies may differ favorably or unfavorably from the United States economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

♦
The Securities are Subject to Emerging Markets Risk — Investments in securities linked directly or indirectly to emerging market equity securities, such as the EEM, involve many risks, including, but not limited to: economic, social, political, financial and military conditions in the emerging market; regulation by national, provincial, and local governments; less liquidity and smaller market capitalizations than exist in the case of many large U.S. companies; different accounting and disclosure standards; and political uncertainties. Stock prices of emerging market companies may be more volatile and may be affected by market developments differently than U.S. companies. Government interventions to stabilize securities markets and cross-shareholdings may affect prices and volume of trading of the securities of emerging market companies. Economic, social, political, financial and military factors could, in turn, negatively affect such companies’ value. These factors could include changes in the emerging market government’s economic and fiscal policies, possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to the emerging market companies or investments in their securities, and the possibility of fluctuations in the rate of exchange between currencies. Moreover, emerging market economies may differ favorably or unfavorably from the U.S. economy in a variety of ways, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. You should carefully consider the risks related to emerging markets, to which the Securities are highly susceptible, before making a decision to invest in the Securities.

♦
Exchange Rate Risk – Because EFA and EEM will hold stocks denominated in foreign currencies, changes in currency exchange rates may negatively impact such index funds’ returns. The values of the foreign currencies may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the United States, foreign governments, central banks or supranational entities, the imposition of currency controls or other national or international political or economic developments. Therefore, exposure to exchange rate risk may result in reduced returns to EFA and EEM.

♦
The Securities are Not Insured by any Governmental Agency of The United States or any Other Jurisdiction – The Securities are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction.  An investment in the Securities is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full Payment at Maturity of the Securities.

♦
Uncertain Tax Treatment – There is no direct legal authority as to the proper tax treatment of the Securities, and therefore significant aspects of the tax treatment of the Securities are uncertain as to both the timing and character of any inclusion in income in respect of the Securities.  Under one reasonable approach, the Securities should be treated as pre-paid forward or other executory contracts with respect to the Basket.  HSBC intends to treat the Securities consistent with this approach and pursuant to the terms of the Securities, you agree to treat the Securities under this approach for all U.S. federal income tax purposes.  See “Certain U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as Forward Contracts or Executory Contracts” in the prospectus supplement for certain U.S. federal income tax considerations applicable to securities that are treated as pre-paid cash-settled forward or other executory contracts.

Despite the foregoing, U.S. holders (as defined under “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement) should be aware that the Internal Revenue Code of 1986, as amended (the “Code”) contains a provision, Section 1260 of the Code, which sets forth rules which are applicable to what it refers to as “constructive ownership transactions.” Due to the manner in which it is drafted, the precise applicability of Section 1260 of the Code to any particular transaction is often uncertain.  In general, a “constructive ownership transaction” includes a contract under which an investor will receive payment equal to or credit for the future value of any equity interest in a regulated investment company (such as shares of the index funds). Under the “constructive ownership” rules, if an investment in the Securities is treated as a “constructive ownership transaction,” any long-term capital gain recognized by a U.S. in respect of a Security will be recharacterized as ordinary income to the extent such gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Code) of the U.S. holder (the “Excess Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. holder in taxable years prior to the taxable year of the sale, exchange or maturity of the Security (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, exchange or maturity of the Security).

Although the matter is not clear, there exists a risk that an investment in the Securities will be treated as a “constructive ownership transaction.” If such treatment applies, it is not entirely clear to what extent any long-term capital gain recognized by a U.S. holder in respect of a Security will be recharacterized as ordinary income. Accordingly, U.S. holders should consult their tax advisors regarding the potential application of the “constructive ownership” rules.

In Notice 2008-2, the Internal Revenue Service (“IRS”) and the Treasury Department requested comments as to whether the purchaser of an exchange traded note or prepaid forward contract (which may include the Securities) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual.  Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder of a Security is required to accrue income in respect of the Securities prior to the receipt of payments with respect to the Securities or their earlier sale.  Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of the Securities as ordinary income (including gain on a sale).  Finally, it is possible that a non-U.S. holder (as defined under “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement) of the Securities could be subject to U.S. withholding tax in respect of the Securities.  It is unclear whether any regulations or other guidance would apply to the Securities (possibly on a retroactive basis).  Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the Securities.

For a more complete discussion of the U.S. federal income tax consequences of your investment in a Security, please see the discussion under “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement.

The SPDR Trust Series 1 Index Fund

Description of the SPY

The SPY’s objective is to provide investment results that, before expenses, generally correspond to the price and yield performance of the S&P 500® Index (the “Index”). The SPY holds stocks and cash and is not actively managed by traditional methods, which typically involve effecting changes in the holdings of stocks and cash on the basis of judgments made relating to economic, financial and market considerations.

For more information about the SPY, see “The SPDR Trust Series 1” on page US2-22 of the accompanying underlying supplement no. 2.

Description of the Index

Notwithstanding anything contained in underlying supplement no. 2, the S&P 500® Index is as described below.

Standard & Poor’s Financial Services LLC publishes the Index.

The Index is intended to provide an indication of the pattern of common stock price movement.  The calculation of the level of the Index, discussed below in further detail, is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 500 companies as of a particular time compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.  Standard & Poor’s Financial Services LLC (“S&P”) chooses companies for inclusion in the Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the Standard & Poor’s Stock Guide Database, which S&P uses as an assumed model for the composition of the total market.  S&P may from time to time in its sole discretion, add companies to or delete companies from, the Index to achieve these objectives.   Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company.  Ten main industry groups comprise the Index: Information Technology, Financials, Consumer Staples, Health Care, Energy, Industrials, Consumer Discretionary, Utilities, Materials and Telecommunication Services. Changes in the Index are reported daily in the financial pages of many major newspapers, on Bloomberg Professional® service under the symbol “SPX” and on the S&P website.  Information contained in the S&P website is not incorporated by reference in, and should not be considered a part of, this document.  The Index does not reflect the payment of dividends on the stocks included in the Index and therefore the payment on the Securities will not produce the same return you would receive if you were able to purchase such underlying stocks and hold them until the Stated Maturity Date.

Computation of the Index

Prior to March 2005, the Market Value of a component stock was calculated as the product of the market price per share and the total number of outstanding shares of the component stock.  In March 2004, S&P announced that it would transition the Index to float-adjusted market capitalization weights.  The transition began in March 2005 and was completed in September 2005.  S&P’s criteria for selecting stock for the Index was not changed by the shift to float adjustment. However, the adjustment affects each company’s weight in the Index (i.e., its Market Value). Currently, S&P calculates the Index based on the total float-adjusted market capitalization of each component stock, where each stock’s weight in the Index is proportional to its float-adjusted Market Value.
Under float adjustment, the share counts used in calculating the Index reflect only those shares that are available to investors, not all of a company’s outstanding shares.  S&P defines three groups of shareholders whose holdings are subject to float adjustment:
•	holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners, or leveraged buyout groups;
•	holdings by government entities, including all levels of government in the U.S. or foreign countries; and
•
holdings by current or former officers and directors of the company, founders of the company, or family trusts of officers, directors, or founders, as well as holdings of trusts, foundations, pension funds, employee stock ownership plans or other investment vehicles associated with and controlled by the company.

However, treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float.  In cases where holdings in a group exceed 10% of the outstanding shares of a company, the holdings of that group are excluded from the float-adjusted count of shares to be used in the index calculation.  Mutual funds, investment advisory firms, pension funds, or foundations not associated with the company and investment funds in insurance companies, shares of a U.S. company traded in Canada as “exchangeable shares,” shares that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class if such shares are convertible by shareholders without undue delay and cost, are also part of the float.

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares, defined as the total shares outstanding less shares held in one or more of the three groups listed above where the group holdings exceed 10% of the outstanding shares, by the total shares outstanding. The float-adjusted index is then calculated by dividing the sum of the IWF multiplied by both the price and the total shares outstanding for each stock by an Index divisor (the “Divisor”). For companies with multiple classes of stock, S&P calculates the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.

As of the date of this free writing prospectus, the Index is also calculated using a base-weighted aggregate methodology: the level of the Index reflects the total Market Value of all the component stocks relative to the Index base period of 1941-43. The daily calculation of the

Index is computed by dividing the Market Value of the Index component stocks by a Divisor, which is adjusted from time to time as discussed below.

The simplest capitalization weighted index can be thought of as a portfolio consisting of all available shares of the stocks in the index. While this might track this portfolio’s value in dollar terms, it would probably yield an unwieldy number in the trillions. Therefore, the actual number used in the Index is scaled to a more easily handled number, currently in the thousands, by dividing the portfolio Market Value by the Divisor.

Ongoing maintenance of the Index includes monitoring and completing the adjustments for additions and deletions of the constituent companies, share changes, stock splits, stock dividends and stock price adjustments due to company restructurings or spin-offs. Continuity in the level of the Index is maintained by adjusting the Divisor for all changes in the Index constituents’ share capital after the base period of 1941-43 with the level of the Index as of the base period set at 10. Some corporate actions, such as stock splits and stock dividends do not require Divisor adjustments because following a stock split or stock dividend, both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the component stock. All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

To prevent the level of the Index from changing due to corporate actions, all corporate actions which affect the total Market Value of the Index also require a Divisor adjustment. By adjusting the Divisor for the change in total Market Value, the level of the Index remains constant. This helps maintain the level of the Index as an accurate barometer of stock market performance and ensures that the movement of the Index does not reflect the corporate actions of individual companies in the Index.  All Divisor adjustments are made after the close of trading and after the calculation of the closing levels of the Index.  As noted in the preceding  paragraph, some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the Index and do not require Divisor adjustments.

The table below summarizes the types of Index maintenance adjustments and indicates whether or not an  Divisor adjustment is required.
Type of Corporate Action	Comments	Divisor Adjustment
Company added/deleted	Net change in market value determines Divisor adjustment.	Yes

Change in shares outstanding	Any combination of secondary issuance, share repurchase or buy back—share counts revised to reflect change.	Yes

Stock split	Share count revised to reflect new count. Divisor adjustment is not required since the share count and price changes are offsetting.	No

Spin-off	If spun-off company is not being added to the index, the divisor adjustment reflects the decline in Index Market Value (i.e., the value of the spun-off unit).	Yes

Spin-off	Spun-off company added to the Index, no company removed from the Index.	No

Spin-off	Spun-off company added to the Index, another company removed to keep number of names fixed. Divisor adjustment reflects deletion.	Yes

Change in IWF	Increasing (decreasing) the IWF increases (decreases) the total market value of the index. The Divisor change reflects the change in market value caused by the change to an IWF.	Yes

Special dividend	When a company pays a special dividend the share price is assumed to drop by the amount of the dividend; the divisor adjustment reflects this drop in Index Market Value.	Yes

Rights offering
Each shareholder receives the right to buy a proportional number of additional shares at a set (often discounted) price. The calculation assumes that the offering is fully subscribed. Divisor adjustment reflects increase in
Yes

Type of Corporate Action	Comments	Divisor Adjustment
market cap measured as the shares issued multiplied by the price paid.

Each of the corporate events exemplified in the table requiring an adjustment to the Divisor has the effect of altering the Market Value of the component stock and consequently of altering the aggregate Market Value of the Index component stocks (the “Post-Event Aggregate Market Value”). In order that the level of the Index (the “Pre-Event Index Value”) not be affected by the altered Market Value (whether increase or decrease) of the affected component stock, a new Divisor (“New Divisor”) is derived as follows:

Post-Event Aggregate Market Value New Divisor	=	Pre-Event Index Value

New Divisor	=	Post-Event Aggregate Market Value Pre-Event Index Value

Another large part of the Index maintenance process involves tracking the changes in the number of shares outstanding of each of the companies whose stocks are included in the Index. Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the Index are updated as required by any changes in the number of shares outstanding and then the Index Divisor is adjusted accordingly. In addition, changes in a company’s shares outstanding of 5% or more due to mergers, acquisitions, public offerings, private placements, tender offers, Dutch auctions or exchange offers are made as soon as reasonably possible. Other changes of 5% or more (due to, for example, company stock repurchases, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participations or other recapitalizations) are made weekly, and are announced on Wednesdays for implementation after the close of trading on the following Wednesday. If a 5% or more change causes a company’s IWF to change by 5 percentage points or more (for example from 0.80 to 0.85), the IWF will be updated at the same time as the share change, except IWF changes resulting from partial tender offers will be considered on a case-by-case basis. Changes to an IWF of less than 5 percentage points are implemented at the next IWF review, which occurs annually. In the case of certain rights issuances, in which the number of rights issued and/or terms of their exercise are deemed substantial, a price adjustment and share increase may be implemented immediately.

Historical Performance of the SPY

The following graph sets forth the historical performance of the SPY based on the daily historical closing prices from 9/16/2000 to 9/16/2010 as reported on Bloomberg Professional® service. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Professional® service. The historical levels of the SPY should not be taken as an indication of future performance.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/3/2005	3/31/2005	$123.25	$116.27	$118.05
4/1/2005	6/30/2005	$121.91	$113.55	$119.17
7/1/2005	9/30/2005	$124.74	$118.28	$123.02
10/3/2005	12/30/2005	$128.08	$116.88	$124.50
1/3/2006	3/31/2006	$131.47	$124.40	$129.84
4/3/2006	6/30/2006	$132.77	$122.34	$127.25
7/3/2006	9/29/2006	$133.98	$122.49	$133.57
10/2/2006	12/29/2006	$143.24	$132.66	$141.66
1/3/2007	3/30/2007	$146.39	$136.75	$142.07
4/2/2007	6/29/2007	$154.40	$140.89	$150.38
7/2/2007	9/28/2007	$156.00	$137.00	$152.67
10/1/2007	12/31/2007	$157.52	$140.66	$146.39
1/2/2008	3/31/2008	$146.99	$126.00	$131.89
4/1/2008	6/30/2008	$144.30	$127.04	$128.04
7/1/2008	9/30/2008	$131.50	$110.97	$116.54
10/1/2008	12/31/2008	$116.69	$74.35	$90.33
1/2/2009	3/31/2009	$94.45	$67.10	$79.44
4/1/2009	6/30/2009	$96.11	$78.33	$91.92
7/1/2009	9/30/2009	$108.06	$87.01	$105.56
10/1/2009	12/31/2009	$113.03	$101.99	$111.44
1/4/2010	3/31/2010	$118.10	$104.58	$116.99
4/1/2010	6/30/2010	$122.12	$102.88	$103.22
7/1/2010*	9/16/2010	$113.29	$101.13	$113.10

* As of the date of this free writing prospectus available information for the second calendar quarter of 2010 includes data for the period from July 1, 2010 through September 16, 2010. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2010.

The closing price of SPY on September 16, 2010 was $113.10.

The iShares® MSCI EAFE Index Fund

Description of the EFA

The EFA seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in the European, Australasian, and Far Eastern markets, as measured by the MSCI EAFE® Index, which is the Underlying Index of the EFA. As of September 16, 2010, the MSCI EAFE® Index consisted of the following 29 component country indices: Australia, Austria, Belgium, Bermuda, China, Cyprus, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Israel, Italy, Japan, Jersey, Luxembourg, Macau, Mauritius, Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland, and the United Kingdom.  MSCI is no longer affiliated with Morgan Stanley.

For more information about the EFA, see “The iShares® MSCI EAFE Index Fund” on page US2-20 of the accompanying underlying supplement no. 2.

Historical Performance of the EFA

The following graph sets forth the historical performance of the EFA based on the weekly historical closing prices from 8/16/2002 to 9/16/2010 as reported on Bloomberg Professional® service. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Professional® service. The historical prices of the EFA should not be taken as an indication of future performance.  The historical prices set forth in the graph and table below have been adjusted for a 3-for-1 stock split that went effective on June 9, 2005.

Source: Bloomberg Professional® service

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/3/2005	3/31/2005	$55.36	$51.14	$52.92
4/1/2005	6/30/2005	$53.92	$51.12	$52.35
7/1/2005	9/30/2005	$58.57	$51.24	$58.09
10/3/2005	12/30/2005	$60.95	$54.58	$59.42
1/3/2006	3/31/2006	$65.52	$60.25	$64.99
4/3/2006	6/30/2006	$70.65	$59.40	$65.35
7/3/2006	9/29/2006	$68.52	$60.94	$67.78
10/2/2006	12/29/2006	$74.66	$67.61	$73.26
1/3/2007	3/30/2007	$77.18	$70.95	$76.27
4/2/2007	6/29/2007	$81.79	$76.05	$80.63
7/2/2007	9/28/2007	$85.50	$67.99	$82.56
10/1/2007	12/31/2007	$86.49	$78.00	$78.50
1/2/2008	3/31/2008	$79.22	$65.63	$71.90
4/1/2008	6/30/2008	$78.76	$68.06	$68.70
7/1/2008	9/30/2008	$68.39	$52.36	$56.30
10/1/2008	12/31/2008	$56.42	$35.53	$44.87
1/2/2009	3/31/2009	$45.61	$31.56	$37.59
4/1/2009	6/30/2009	$49.18	$37.28	$45.81
7/1/2009	9/30/2009	$56.31	$43.49	$54.70
10/1/2009	12/31/2009	$57.66	$52.42	$55.30
1/4/2010	3/31/2010	$58.00	$49.94	$56.00
4/1/2010	6/30/2010	$58.08	$45.86	$46.51
7/1/2010*	9/16/2010*	$54.34	$46.45	$53.89

* As of the date of this free writing prospectus available information for the third calendar quarter of 2010 includes data for the period from July 1, 2010 through September 16, 2010. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2010.

The closing price of EFA on September 16, 2010 was $53.89.

The iShares® MSCI Emerging Markets Index Fund

Description of the EEM

The EEM seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index. The Emerging Markets Index is intended to measure the performance of equity markets in the global emerging markets. As of September 16, 2010, the MSCI Emerging Markets Index consisted of the following 24 component country indices: Bermuda, Brazil, Chile, China, Colombia, Czech Republic, Egypt, Hungary, Hong Kong, India, Indonesia, Ireland,  Korea, Luxembourg, Malaysia, Mexico, Peru, Philippines, Poland, Russia, South Africa, Taiwan, Thailand and Turkey.  MSCI is no longer affiliated with Morgan Stanley.

For more information about the EEM, see “The iShares® MSCI Emerging Markets Index Fund” on page US2-17 of the accompanying underlying supplement no. 2.

Historical Performance of the EEM

The following graph sets forth the historical performance of the EEM based on the daily historical closing prices from 8/27/2003 to 9/16/2010 as reported on Bloomberg Professional® service. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Professional® service. The historical prices of the EEM should not be taken as an indication of future performance.  The historical prices set forth in the graph and table below have been adjusted for 3-for-1 stock splits that went effective on June 9, 2005 and July 24, 2008.
Source: Bloomberg Professional® service

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/3/2005	3/31/2005	$24.72	$21.17	$22.53
4/1/2005	6/30/2005	$24.39	$21.52	$23.83
7/1/2005	9/30/2005	$28.37	$23.66	$28.31
10/3/2005	12/30/2005	$29.99	$24.94	$29.39
1/3/2006	3/31/2006	$33.78	$29.99	$33.01
4/3/2006	6/30/2006	$37.07	$27.11	$31.22
7/3/2006	9/29/2006	$33.32	$29.02	$32.28
10/2/2006	12/29/2006	$38.25	$31.62	$38.09
1/3/2007	3/30/2007	$39.84	$34.51	$38.74
4/2/2007	6/29/2007	$44.60	$38.73	$43.81
7/2/2007	9/28/2007	$50.48	$37.14	$49.77
10/1/2007	12/31/2007	$55.81	$47.21	$50.09
1/2/2008	3/31/2008	$50.74	$40.67	$44.78
4/1/2008	6/30/2008	$52.47	$44.42	$45.18
7/1/2008	9/30/2008	$44.75	$30.87	$34.52
10/1/2008	12/31/2008	$34.28	$18.21	$24.96
1/2/2009	3/31/2009	$27.27	$19.86	$24.80
4/1/2009	6/30/2009	$34.87	$24.71	$32.22
7/1/2009	9/30/2009	$39.50	$30.24	$38.90
10/1/2009	12/31/2009	$42.51	$37.29	$41.50
1/4/2010	3/31/2010	$43.47	$36.19	$42.12
4/1/2010	6/30/2010	$44.02	$35.21	$37.32
7/1/2010*	9/16/2010*	$43.53	$36.76	$43.09

* As of the date of this free writing prospectus available information for the third calendar quarter of 2010 includes data for the period from July 1, 2010 through September 16, 2010. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2010.

The closing price of EEM on September 16, 2010 was $43.09.

Events of Default and Acceleration

If the Securities have become immediately due and payable following an event of default (as defined in the accompanying prospectus) with respect to the Securities, the Calculation Agent will determine the accelerated payment due and payable at maturity in the same general manner as described in “Indicative Terms” in this free writing prospectus.  In that case, the scheduled trading day preceding the date of acceleration will be used as the final valuation date for purposes of determining the Basket Ending Level.  If a market disruption event exists with respect to an index fund on that scheduled trading day, then the accelerated final valuation date for such index fund will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled final valuation date).  The accelerated maturity date will then be the fourth business day following the postponed accelerated final valuation date.  For the avoidance of doubt, if no market disruption event exists with respect to an index fund on the scheduled trading day preceding the date of acceleration, the determination of such index fund’s Final Value will be made on such date, irrespective of the existence of a market disruption event with respect to one or more of the other index funds occurring on such date.

If the Securities have become immediately due and payable following an event of default, you will not be entitled to any additional payments with respect to the Securities.  For more information, see “Description of Debt Securities — Events of Default” and “— Events of Default; Defaults” in the prospectus.

Supplemental Plan of Distribution (Conflicts of Interest)

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the Securities from HSBC for distribution to UBS Financial Services Inc. (the “Agent”).  HSBC will agree to sell to the Agent, and the Agent will agree to purchase, all of the Securities at the price indicated on the cover of the pricing supplement, which is the document that will be filed pursuant to Rule 424(b)(2) containing the final pricing terms of the Securities. HSBC has agreed to indemnify the Agent against liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agent may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. The Agent may allow a concession not in excess of the underwriting discount set forth on the cover of the pricing supplement, the document that will be filed pursuant to Rule 424(b)(2) containing the final pricing terms of the Securities.

Subject to regulatory constraints, HSBC USA Inc. (or an affiliate thereof) intends to offer to purchase the Securities in the secondary market, but is not required to do so and may cease making such offers at any time.  HSBC or its affiliate will enter into swap agreements or related hedge transactions with one of its other affiliates or unaffiliated counterparties, which may include the Agent, in connection with the sale of the Securities and the Agent and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement related to this free writing prospectus in market-making transactions after the initial sale of the Securities, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution” on page S-52 in the accompanying prospectus supplement.